Exhibit 16.1

[Letterhead of Schauer Taylor Cox Vise & Morgan, P.C.]

July 1, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 29, 2005, to be filed by our former client, Appalachian Bancshares, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Schauer Taylor Cox Vise & Morgan, P.C.